SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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WIND RIVER SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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500 WIND RIVER WAY
ALAMEDA, CA 94501

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 18, 2003

TO THE STOCKHOLDERS OF WIND RIVER SYSTEMS, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Wind River Systems, Inc., a Delaware corporation (“Wind River”), will be held on Wednesday, June 18, 2003, at 9:00 a.m. local time at Wind River’s headquarters located at 500 Wind River Way, Alameda, California for the following purposes:

1.	To elect seven directors to serve until the next Annual Meeting of Stockholders and until their successors have been elected and qualified;

2.	To ratify the selection of PricewaterhouseCoopers LLP as Wind River’s independent accountants for the fiscal year ending January 31, 2004; and

3.	To transact such other business as may properly come before the meeting or any continuations, adjournments or postponements thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on April 23, 2003, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any continuation, adjournment or postponement thereof.

By Order of the Board of Directors,

Michael W. Zellner
Secretary

Alameda, California
May 16, 2003

All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. You may also vote by telephone or the Internet. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

WIND RIVER SYSTEMS, INC.
500 WIND RIVER WAY
ALAMEDA, CA 94501

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the Board of Directors of Wind River Systems, Inc., a Delaware corporation (“Wind River”), for use at the Annual Meeting of Stockholders to be held on Wednesday, June 18, 2003, at 9:00 a.m. local time (the “Annual Meeting”), or at any continuations, adjournments or postponements thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at Wind River’s headquarters located at 500 Wind River Way, Alameda, California, 94501. Wind River intends to mail this proxy statement and accompanying proxy card on or about May 16, 2003 to all stockholders entitled to vote at the Annual Meeting.

Record Date and Outstanding Shares

Only holders of record of common stock at the close of business on April 23, 2003 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 23, 2003, Wind River had outstanding and entitled to vote 79,658,605 shares of common stock held of record by approximately 807 stockholders.

Voting and Solicitation

Each holder of record of common stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP.

Wind River will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. Wind River may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of Wind River. No additional compensation will be paid to directors, officers or other regular employees for such services.

Methods of Voting

You may vote by mail, by telephone, over the Internet, or in person at the Annual Meeting. Your shares will be voted in accordance with your instructions. If you do not provide voting instructions, the individuals named as your proxies on the proxy card (known as “proxies” or “proxy holders”) will vote your shares FOR the seven named nominees for directors, FOR approval of the selection of PricewaterhouseCoopers LLP as Wind River’s independent accountants, and at their discretion as to other matters that may properly come before the Annual Meeting.

Voting by Mail
By signing and returning the proxy card in the enclosed prepaid and addressed envelope, you are enabling the proxy holders to vote your shares at the meeting in the manner you indicate. Wind River encourages you to sign and return the proxy card even if you plan to attend the meeting. In this way, your shares will be voted if you are unable to attend the meeting. If you received more than one proxy card, your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted.

Voting by Telephone
To vote by telephone through services provided by ADP Investor Communication Services, call the phone number printed on your proxy card or voting instruction form, and follow the instructions provided on each proxy card.

If you vote by telephone, you do not need to complete and mail your proxy card.

Voting over the Internet
To vote over the Internet through services provided by ADP Investor Communication Services, log on to the Internet at: http://www.proxyvote.com and follow the instructions at that site.

If you vote on the Internet, you do not need to complete and mail your proxy card.

Voting in Person at the Annual Meeting
If you plan to attend the meeting and vote in person, Wind River will provide you with a ballot at the meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the meeting.

If your shares are held in the name of your broker or other nominee, you are considered the “beneficial owner” of shares held in street name. If you wish to vote at the meeting, you will need to bring with you to the meeting a legal proxy from your broker or other nominee authorizing you to vote such shares.

Submitting your proxy by mail, or voting by telephone or over the Internet will not affect your right to vote in person should you decide to attend the Annual Meeting.

Wind River 401(k) Plan Participants.  If you are a participant in Wind River’s 401(k) Plan, your proxy will incorporate all shares you own through the 401(k) Plan, assuming your shares are registered in the same name. Your proxy will serve as a voting instruction for the trustee of the 401(k) Plan. If you own shares through the 401(k) Plan and you do not vote, the plan trustee will vote those shares in the same proportion as other 401(k) Plan participants vote their 401(k) Plan shares.

Revocability of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Corporation at Wind River’s principal executive office, 500 Wind River Way, Alameda, California, 94501, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Deadline for Submission of Stockholder Proposals for the 2004 Meeting

The deadline for submitting a stockholder proposal for inclusion in Wind River’s proxy statement and form of proxy for Wind River’s 2004 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission (“SEC”) is January 13, 2004. Stockholder proposals intended for consideration for inclusion in Wind River’s proxy statement and form of proxy relating to the 2004 Annual Meeting of Stockholders should be made in accordance with SEC Rule 14a-8. If a stockholder intends to submit a stockholder proposal at Wind River’s 2004 Annual Meeting which is not eligible for inclusion in the proxy statement and form of proxy relating to that meeting, the stockholder must present the proposal to Wind River not later than the close of business on March 20, 2004 nor earlier than the close of business on February 19, 2004 in accordance with the provisions of

Wind River’s Amended and Restated Bylaws. Stockholders are also advised to review Wind River’s Amended and Restated Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations. In addition, the proxy solicited by the Board of Directors for the 2004 Annual Meeting of Stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting if Wind River is not provided with notice of such proposal on or prior to March 20, 2004.

Annual Report On Form 10-K; Householding

Wind River will mail without charge to any stockholder of record or beneficial stockholder, upon written or oral request, a copy of Wind River’s Annual Report on Form 10-K for the year ended January 31, 2003 including the financial statements, schedules and list of exhibits.  Stockholders who share an address with another stockholder and have received only one set of proxy materials (including Wind River’s Annual Report and proxy statement), or who wish to receive a separate set of proxy materials in the future, may write or call Wind River to request a separate copy of these materials at no cost. Similarly, stockholders who share an address with another stockholder and have received multiple copies of Wind River’s Annual Report and proxy statement may write or call Wind River to request delivery of a single copy of these materials.

Written requests for any of the foregoing should be sent to Investor Relations, Wind River Systems, Inc., 500 Wind River Way, Alameda, CA 94501 or emailed to ir@windriver.com. Stockholders may also call Wind River’s Investor Relations department at 1-866-296-5361 or 510-748-4100 or go to Wind River’s website at www.windriver.com to make a request.

PROPOSAL 1

ELECTION OF DIRECTORS

Wind River’s Board of Directors is currently comprised of seven members. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected and has qualified, or until such director’s earlier death, resignation or removal. Each nominee listed below is currently a director of Wind River, having been elected by the stockholders at the last annual meeting of stockholders.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the seven nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Nominees

Set forth below is biographical information for each person nominated:

Jerry L. Fiddler, 51, co-founded Wind River in February 1983 and has served as a director since Wind River’s inception. He currently serves as Chairman of the Board. From February 1983 to March 1994, Mr. Fiddler served as Chief Executive Officer of Wind River. He also served as interim Chief Executive Officer from April to September 1999. Prior to founding Wind River, he was a computer scientist in the Real-Time Systems Group at Lawrence Berkeley Laboratory. Mr. Fiddler is also a director of several privately held companies. Mr. Fiddler holds a B.A. in music and photography and a M.S. in computer science from the University of Illinois.

Narendra K. Gupta, 54, became a director and Vice Chairman of Wind River in February 2000 in connection with Wind River’s acquisition of Integrated Systems, Inc. He was a founder of Integrated Systems, Inc. and was a director since its formation in 1980. Before joining Wind River, Dr. Gupta was Chairman of the Board of Integrated Systems, Inc. from March 1993. Dr. Gupta was Chief Executive Officer of Integrated Systems, Inc. from 1988 to May 1994, and President from its formation in 1980 to May 1994. Dr. Gupta currently serves as a director of TIBCO Software Inc., a business integration and real-time business enabling software company, and several privately held companies and non-profit organizations. Dr. Gupta holds a B.Tech in engineering from the India Institute of Technology, a M.S. in engineering from the California Institute of Technology and a Ph.D. in engineering from Stanford University. He was elected a Fellow of the Institute of Electrical and Electronics Engineers (IEEE) in 1991.

Thomas St. Dennis, 49, joined Wind River in September 1999 as President and Chief Executive Officer, and as a director. From July 1992 to September 1999, Mr. St. Dennis was at Applied Materials, Inc., a semiconductor equipment manufacturer, where he last served as Group Vice President and President of the Planarization and Dielectric Deposition Products Business Group. From 1987 to 1992, Mr. St. Dennis was Vice President of Technology at the Silicon Valley Group, Inc., also a semiconductor equipment manufacturer. From 1983 to 1987, he served as Vice President of Sales and Marketing at Semiconductor Systems, Inc., a semiconductor company. Mr. St. Dennis currently serves as a director of JNI Corporation, a storage data networks company. Mr. St. Dennis is also a director of a privately held company. Mr. St. Dennis holds a B.S. and a M.S. in physics from the University of California at Los Angeles.

James W. Bagley, 64, became a director in June 2001. Mr. Bagley has been Chief Executive Officer and a director of Lam Research Corporation, a semiconductor equipment manufacturer, since August 1997. Since September 1998, Mr. Bagley has also served as Chairman of the Board of Directors of Lam Research Corporation. From June 1996 until its merger with Lam Research Corporation in August 1997, Mr. Bagley served as Chairman of the Board and Chief Executive Officer of OnTrak Systems, Inc., a manufacturer of wafer processing systems. Prior to joining OnTrak Systems, Inc., Mr. Bagley was employed by Applied Materials, Inc., a semiconductor equipment manufacturer, most recently as Chief Operating Officer and Vice Chairman of the Board. Mr. Bagley

began his career in the semiconductor industry with Texas Instruments, Inc., where he held various positions over a 15-year period. He is currently a director of Teradyne, Inc., an automated test equipment company for the electronics and communications industries, and Micron Technology, Inc., a manufacturer of semiconductor memory products and personal computers. Mr. Bagley holds a B.S. and a M.S. in electrical engineering from Mississippi State University.

John C. Bolger, 56, became a director of Wind River in February 2000 in connection with Wind River’s acquisition of Integrated Systems, Inc. From July 1993 to February 2000, Mr. Bolger was a director of Integrated Systems, Inc. Mr. Bolger is currently a private investor and is a retired Vice President, Finance and Administration, and Secretary of Cisco Systems, Inc., a networking systems company. Mr. Bolger is also a director of Integrated Device Technology, Inc., a semiconductor manufacturer; Sanmina-SCI Corporation, a contract assembly manufacturer; Mission West Properties, a real estate investment trust; and JNI Corporation, a storage data networks company. He holds a B.A. in English Literature from the University of Massachusetts and a M.B.A. from Harvard University, and is a certified public accountant.

William B. Elmore, 50, became a director of Wind River in August 1990. He has been a general partner of Foundation Capital, a venture capital investment firm, since 1995. From 1987 to 1995, he was a general partner of Inman & Bowman, a venture capital firm. Mr. Elmore currently serves as a director of Onyx Software, Inc., a customer relationship management software company, and several privately held companies. Mr. Elmore holds a B.S. and a M.S. in electrical engineering from Purdue University and a M.B.A. from Stanford University.

Grant M. Inman, 61, became a director of Wind River in June 1999. He is currently Director of Inman Investment Management, a private venture capital investment firm. From 1985 to 1998, he was a general partner of Inman & Bowman, a venture capital firm. Mr. Inman serves as a director of Lam Research Corporation, a semiconductor equipment manufacturer, Paychex, Inc., a payroll and human resources outsourcing services company, and several privately held companies. He is a trustee of the University of California, Berkeley Foundation. Mr. Inman holds a B.A. in economics from the University of Oregon and a M.B.A. in finance from the University of California, Berkeley.

Board Committees and Meetings

During the fiscal year ended January 31, 2003, the Board of Directors held six meetings and acted by unanimous written consent one time. The Board has an Audit Committee, a Compensation Committee, a Non-Officer Stock Option Committee and a Nominating Committee. During fiscal 2003, with the exception of Messrs. Bagley and Elmore, each director attended over 75% of the aggregate of the total number of meetings of the board of directors held and the total number of meetings held by all committees of the board on which he served.

The Audit Committee (i) recommends to the Board the independent accountants to audit Wind River’s accounts and records; (ii) reviews, with Wind River management and the independent accountants, the scope and plans for audit procedures to be utilized, results of audits, and internal reviews; (iii) reviews the adequacy and effectiveness of Wind River’s internal accounting controls; and (iv) performs any other duties and functions required by any organization under which Wind River’s securities may be listed. The current members of the Audit Committee are James W. Bagley, John C. Bolger and Grant M. Inman. The Audit Committee met eight times during fiscal year 2003. The Board of Directors has determined that all of the members of the Audit Committee are independent (as independence is defined in Rule 4200(a)(14) of the National Association of Securities Dealers, Inc. listing standards as applicable and as may be modified or supplemented). The Board of Directors has adopted a written charter for the Audit Committee, which was attached as Appendix A to Wind River’s 2001 proxy statement.

The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under Wind River’s stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The current members of the Compensation Committee are James W. Bagley, William B. Elmore and Grant M. Inman. The Board of Directors has determined that all of the members of the Compensation Committee are independent (as independence is defined in Rule 4200(a)(14) of the National Association of Securities Dealers, Inc. listing standards as applicable and as may be modified or supplemented). The Compensation Committee met three times during fiscal year 2003.

The Non-Officer Stock Option Committee, which is comprised of Thomas St. Dennis, makes stock option grants to employees who are not officers of Wind River. During fiscal 2003, the Non-Officer Stock Option Committee generally acted by written consent once a month to grant options to recently hired or promoted employees, and additionally made an annual company-wide grant.

The Nominating Committee (i) recommends candidates for election to the Board of Directors, (ii) consults with the Chairman of the Board on committee assignments, and (iii) considers candidates for the Board recommended by stockholders. To recommend a prospective nominee for the Nominating Committee’s consideration, stockholders should submit the candidate’s name and qualifications to Wind River’s Corporate Secretary in writing to the following address: Wind River Systems, Inc., 500 Wind River Way, Alameda, California 94501, Attn: Corporate Secretary. The current members of the Nominating Committee are James W. Bagley, John C. Bolger, William B. Elmore, Narendra K. Gupta and Grant M. Inman.

Compensation Committee Interlocks and Insider Participation

None of Wind River’s executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of Wind River’s Compensation Committee. None of the members of Wind River’s Compensation Committee is an officer or employee of Wind River or its subsidiaries.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

The Board of Directors has selected PricewaterhouseCoopers LLP as Wind River’s independent accountants for the fiscal year ending January 31, 2004 and has further directed that management submit the selection of independent accountants for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited Wind River’s financial statements since the fiscal year ended January 31, 1990. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Stockholder ratification of the selection of PricewaterhouseCoopers LLP as Wind River’s independent accountants is not required by Wind River’s Amended and Restated Bylaws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board of Directors in their discretion may direct the appointment of different independent accountants at any time during the year if they determine that such a change would be in the best interests of Wind River and its stockholders.

Audit Fees

During fiscal year 2003, Wind River retained PricewaterhouseCoopers LLP, its independent accountants, to provide services in the following categories and amounts:

Audit Fees	$962,202

Financial Information Systems Design and Implementation Fees	$ 0

All Other Fees:
Other Fees	$ 73,250

Tax Compliance and Consulting	$258,576

The Audit Committee has determined that the rendering of the non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of Wind River’s common stock as of April 23, 2003 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of Wind River as a group; and (iv) all those known by Wind River to be beneficial owners of more than 5% of its common stock.

	Beneficial Ownership (2)
Name and Address of Beneficial Owner (1)	Number of Shares	Percent of Total
Narendra K. Gupta (3)	4,545,487	5.7%
Jerry L. Fiddler (4)	4,453,195	5.6%
Thomas St. Dennis (5)	1,266,998	1.6%
James W. Bagley (6)	13,500	*
John C. Bolger (7)	32,390	*
William B. Elmore (8)	313,907	*
Grant M. Inman (9)	149,250	*
David G. Fraser	11,501	*
Stephen A. Kennedy	2,205	*
Michael W. Zellner	2,947	*
All executive officers and directors as a group (11 persons) (10)	10,794,588	13.6%

*	Less than 1%.

(1)	The address for all beneficial owners is c/o Wind River Systems, Inc., 500 Wind River Way, Alameda, CA 94501.

(2)	This table is based upon information supplied by officers, directors, and principal stockholders and Schedules 13G filed with the Securities and Exchange Commission. Unless indicated in the footnotes to this table and subject to community property laws where applicable, Wind River believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 79,658,605 shares of Wind River common stock outstanding on April 23, 2003, adjusted as required by rules promulgated by the Securities and Exchange Commission.

(3)	Includes 3,508,236 shares held by the Narendra and Vinita Gupta Living Trust dated 12/2/94, of which Mr. Gupta is a trustee; 920,000 shares held by the Gupta Irrevocable Children Trust, of which Mr. Gupta is also a trustee; and 7,176 shares held in an account benefiting Mr. Gupta’s daughter under the Uniform Gift to Minors Act, of which Mr. Gupta is the custodian. Also includes 110,075 shares subject to stock options exercisable within 60 days after April 23, 2003. Mr. Gupta disclaims beneficial ownership of the shares held in the Gupta Irrevocable Children Trust and held in his daughter’s name.

(4)	Includes 2,652,930 shares held by the Fiddler and Alden Family Trust, of which Mr. Fiddler is a trustee; 300,000 shares held by the Jazem I Family Partners LP — Fund 5, of which Mr. Fiddler is a general partner; 555,000 shares held by Jazem II Family Partners LP, of which Mr. Fiddler is a general partner; 247,953 shares held by Jazem III Family Partners LP, of which Mr. Fiddler is a partner; and 300,000 shares held by Jazem IV Family Partners LP, of which Mr. Fiddler is a partner. Also includes 397,312 shares subject to stock options exercisable within 60 days after April 23, 2003.

(5)	Includes 139,000 shares held by the St. Dennis Family Trust, of which Mr. St. Dennis is a trustee. Also includes 1,124,790 shares subject to stock options exercisable within 60 days after April 23, 2003.

(6)	Shares subject to stock options exercisable within 60 days after April 23, 2003.

(7)	Includes 28,250 shares subject to stock options exercisable within 60 days after April 23, 2003.

(8)	Includes 233,907 shares held by the Elmore Living Trust, of which Mr. Elmore is a trustee, and 15,000 shares held by Elmore Family Investments, LP, of which Mr. Elmore is a partner. Also includes 65,000 shares subject to stock options exercisable within 60 days after April 23, 2003.

(9)	Includes 79,000 shares held by the Inman Living Trust UAD 5/9/89, of which Mr. Inman is a trustee; and 42,000 shares held by the Grant M. Inman SSB Keogh PS Custodian the West Ven Keogh, of which Mr. Inman is a custodian. Also includes 28,250 shares subject to stock options exercisable within 60 days after April 23, 2003.

(10)	Includes 1,767,177 shares subject to stock options held by officers and directors exercisable within 60 days after April 23, 2003.

EXECUTIVE COMPENSATION

Compensation of Directors

The Wind River Board of Directors is comprised of seven members, five of whom are not employees of Wind River (each a “Non-Employee Director”). Each Non-Employee Director receives a quarterly retainer of $5,000 and a per-meeting fee of $1,000 for each Board meeting attended and $500 for each committee meeting attended. In accordance with Wind River policy, directors may be reimbursed for certain expenses in connection with attendance at Board and committee meetings. In addition, effective May 2001, the Non-Employee Directors became eligible to receive health benefits under Wind River’s health plans available generally to all salaried employees of Wind River and Wind River pays a portion of the premiums therefore for two Non-Employee Directors.

Directors Jerry Fiddler and Thomas St. Dennis are also employees of Wind River and are not separately compensated for their service as directors. Mr. St. Dennis serves as President and Chief Executive Officer and has an employment agreement with Wind River. Mr. Fiddler, who serves as Chairman of the Board, is an at-will employee and is paid a salary determined by the Compensation Committee of the Board of Directors. As employees, Messrs. St. Dennis and Fiddler are entitled to all of the employee benefits available to and policies applicable to employees generally or to executive officers as a class. See “— Employment, Severance and Change of Control Agreements” below for a description of the employment agreement for Mr. St. Dennis and the severance and change of control arrangements applicable to Messrs. Fiddler and St. Dennis.

All Non-Employee Directors participate in Wind River’s 1995 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”). The Directors’ Plan provides for the automatic grant of options to purchase common stock of Wind River to Non-Employee Directors. Stock options granted under the Directors’ Plan have an exercise price equal to the fair market value of the common stock on the date of grant and expire ten years from the date of grant. Under the Directors’ Plan, each person who is elected for the first time as a Non-Employee Director is automatically granted an option upon the date of his or her election to the Board, which vests in four equal annual installments. Additionally, on April 1 of each year, each person who is then a Non-Employee Director is automatically granted an option which vests in four equal annual installments. However, the option becomes fully vested on the first anniversary of the date of grant so long as the optionee had attended at least 75% of the meetings of the Board and any committees on which he or she served that were held during such period. The Directors’ Plan currently provides that the initial grants are for 24,000 shares and yearly grants for 6,000 shares. As of April 23, 2003, options to purchase 205,500 shares were outstanding under the Directors’ Plan, options to purchase 16,875 shares had been exercised, and 98,250 shares remained available for grant.

During the fiscal year ended January 31, 2003, Wind River granted to each of Messrs. Bagely, Bolger, Elmore, Gupta and Inman an option under the Directors’ Plan to purchase 6,000 shares at an exercise price per share of $13.59, the fair market value of the common stock on the date of grant.

Compensation of Executive Officers

Summary Compensation

The following table shows for the fiscal years ended January 31, 2003, 2002 and 2001 compensation awarded or paid to, or earned by, Wind River’s Chief Executive Officer during the fiscal year ended January 31, 2003 and its other four most highly compensated executive officers as of January 31, 2003 (the “Named Executive Officers”):

		Annual Compensation (1)						Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary		Bonus (2)		Other (3)		Shares Underlying Options (#)(4)	All Other Compensation (5)
Thomas St. Dennis President and Chief Executive Officer	2003 2002 2001	$ $ $	375,000 382,291 400,000	$ $ $	— — —	$ $ $	— — —	335,000 270,000 80,000	$17,700 $17,742 $12,327

Jerry L. Fiddler Chairman of the Board of Directors	2003 2002 2001	$ $ $	325,000 325,000 325,000	$ $ $	— — —	$ $ $	— — —	100,000 50,000 104,376	$ 7,257 $ 7,241 $ 5,448

David G. Fraser Group Vice President, Products	2003 2002 2001	$ $ $	238,500 245,126 228,000	$ $ $	20,000 — —	$ $ $	— — —	175,000 110,000 97,000	$ 6,964 $ 5,649 $ 4,333

Stephen A. Kennedy (6) Group Vice President of Worldwide Sales and Marketing	2003 2002 2001	$ $ $	220,500 157,977 —	$ $ $	76,120 106,020 —	$ $ $	— — —	180,000 270,000 —	$ 2,067 $ --— $ --—

Michael W. Zellner (7) Vice President, Finance, Chief Financial Officer and Secretary	2003 2002 2001	$ $ $	225,723 221,625 84,844	$ $ $	10,000 — 120,000	$ $ $	37,600 25,649 13,650	150,000 150,000 300,000	$ 4,533 $ 4,523 $ 2,543

(1)	In accordance with the rules of the SEC, the compensation described in this table does not include medical, group life insurance or other benefits received by the Named Executive Officers which are available generally to all salaried employees of Wind River, and certain perquisites and other personal benefits received by the Named Executive Officers which do not exceed the lesser of $50,000 or 10% of any such officer’s salary and bonus disclosed in this table.

(2)	Includes bonuses and certain sales commissions earned in respective fiscal year and paid the following fiscal year.

(3)	Amounts shown represent reimbursement of certain home rental expenses incurred by Mr. Zellner.

(4)	All options granted have exercise prices equal to 100% of the fair market value of the common stock at the time of the grant.

(5)	Amounts represent the cash value compensation of the split-dollar life insurance policy maintained for each Named Executive Officer and the life insurance premiums paid by Wind River on behalf of each Named Executive Officer. Of the life insurance premiums paid in fiscal year 2003, the following amounts were reported as taxable income to each individual: Mr. St. Dennis ($1,875), Mr. Fiddler ($164), Mr. Fraser ($430), Mr. Kennedy ($520) and Mr. Zellner ($678). The dollar value of the cash value compensation was determined by using the demand loan approach for the benefit provided by the whole life portion of the premium paid by Wind River for each Named Executive Officer.

(6)	Mr. Kennedy joined Wind River in May 2001.

(7)	Mr. Zellner joined Wind River in September 2000.

Stock Option Grants and Exercises

Wind River’s Named Executive Officers are awarded stock options under the 1987 Equity Incentive Plan and 1998 Equity Incentive Plan (collectively, the “Equity Plans”). The following table shows for the fiscal year ended January 31, 2003, certain information regarding options granted to the Named Executive Officers:

Option Grants in Last Fiscal Year

Name	Number of Shares Underlying Options Granted (1)	Percent of Total Options Granted to Employees in Fiscal Year	Per Share Exercise Price	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)

					5%	10%
Thomas St. Dennis	335,000	6.82%	$ 5.00	7/10/07	$462,772	$1,022,604
Jerry L. Fiddler	100,000	2.04%	$ 5.00	7/10/07	$138,141	$ 305,255
David G. Fraser	40,000	0.81%	$11.40	2/25/12	$286,776	$ 726,747
	135,000	2.75%	$ 5.00	7/10/07	$186,490	$ 412,094
Stephen A. Kennedy	80,000	1.63%	$11.40	2/25/12	$573,552	$1,453,493
	100,000	2.04%	$ 5.00	7/10/07	$138,141	$ 305,255
Michael W. Zellner	50,000	1.02%	$11.40	2/25/12	$358,470	$ 908,433
	100,000	2.04%	$ 5.00	7/10/07	$138,141	$ 305,255

(1)	Options that expire in the calendar year 2012 become exercisable as to 25% of the shares subject to the option on the first anniversary of the date of grant and thereafter at a rate of 1/48 of the shares per month. Options that expire in the calendar year 2007 become exercisable as to 50% of the shares subject to the option on the 18th month following the date of grant and thereafter at a rate of 1/36 of the shares per month.

(2)	The potential realizable value is based on the term of the option at its time of grant. In accordance with rules promulgated by the Securities and Exchange Commission, it is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. Unless the market price of Wind River’s common stock appreciates over the option term, no value will be realized from these option grants. There can be no assurance that the values shown in this table will be achieved.

Aggregated Option Exercises in Fiscal Year 2003
and Value of Options at End of Fiscal Year 2003

The following table sets forth for each of the Named Executive Officers the number and value of shares acquired upon exercise of stock options during fiscal year 2003 and the number and value of securities underlying unexercised options held by the Named Executive Officers at January 31, 2003. None of the options held by the Named Executive Officers were in-the-money as of January 31, 2003, when the last sale price of Wind River’s common stock was $3.33 as reported on The Nasdaq National Market.

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at End of Fiscal 2003		Value of Unexercised In-the-Money Options at End of Fiscal 2003
			Exercisable	Unexercisable	Exercisable	Unexercisable
Thomas St. Dennis	—	$—	977,915	727,085	$—	$—
Jerry L. Fiddler	—	$—	378,573	169,678	$—	$—
David G. Fraser	—	$—	352,904	280,096	$—	$—
Stephen A. Kennedy	—	$—	110,832	339,168	$—	$—
Michael W. Zellner	—	$—	218,750	381,250	$—	$—

Employment, Severance and Change of Control Agreements

Other than the employment agreement with Mr. St. Dennis described below, Wind River has not entered into any employment agreements with executive officers.

Employment Agreement with Thomas St. Dennis.  In September 1999, Wind River and Mr. St. Dennis entered into an employment agreement providing for the employment of Mr. St. Dennis as President and Chief Executive Officer. Under the agreement, for fiscal 2000, Mr. St. Dennis received an annualized base salary of $400,000, an annualized bonus of $800,000 for on-plan performance, as determined by the Board of Directors, and a sign-on bonus of $959,121. The agreement also provided that for subsequent fiscal years Mr. St. Dennis would receive a bonus equal to twice his base salary, as determined by the Compensation Committee of the Board of Directors each year, for on-plan performance and an additional performance bonus of up to 50% of such amount for performance exceeding plan.

In accordance with the terms of the employment agreement, in September 1999, the Board of Directors granted Mr. St. Dennis an option to purchase 1,100,000 shares of Wind River common stock, at an exercise price of $16.00. In addition, Wind River agreed to lend Mr. St. Dennis, under a secured promissory note, up to $2.4 million to purchase shares of Wind River common stock during the first six months of his employment with Wind River, secured by a pledge of personal property. See “Certain Relationships and Related Transactions — Loans to Officers” for more information about this loan.

In the event Mr. St. Dennis’ employment with Wind River is terminated other than for Cause, or if he resigns his employment with Good Reason (as each term is defined in the employment agreement), in each case other than within 12 months of a change of control (in which event Mr. St. Dennis would receive benefits under the Change in Control Incentive and Severance Benefit Plan described below), Mr. St. Dennis will provide certain consulting services for one year thereafter in exchange for compensation in an amount equal to his annual salary at the time of such termination and a pro rata share of the target on-plan bonus for the year.

Change in Control Incentive and Severance Benefit Plan.  In November 1995, the Compensation Committee of the Board of Directors adopted the Change in Control Incentive and Severance Benefit Plan (the “Change of Control Plan”) to provide an incentive to officers of Wind River with the title of Vice President or above in the event of certain change of control transactions, and severance benefits in the event of certain terminations of employment within 12 months of the change of control.

Upon the occurrence of a change of control, all executive officers except the Chief Executive Officer will receive acceleration of vesting for all shares subject to stock options that otherwise would have vested within one year of the date of the change of control. The Chief Executive Officer will receive two years’ worth of accelerated vesting, except to the extent that the option acceleration would create adverse tax consequences for the Chief Executive Officer and Wind River under the golden parachute provisions of Sections 280G and 49999 of the Internal Revenue Code of 1986, as amended, in which case the Chief Executive Officer will have accelerated the maximum number of shares allowed under the golden parachute provisions. Jerry Fiddler, the Chairman of the Board of Directors, is an executive officer of Wind River and is covered by the Change of Control Plan.

If an executive officer other than the Chief Executive Officer is terminated without Cause or voluntarily terminates with Good Reason (as each term is defined in the Change of Control Plan), within 12 months after a change in control, the executive will receive continued compensation for 12 months (including an estimated bonus amount), continued health insurance for the same period, and accelerated vesting of stock options that otherwise would vest within one year of the date of termination. In addition, for the Chief Executive Officer, any shares that would have received acceleration of vesting on account of the change in control but did not because of the limitation to avoid the golden parachute tax provisions shall receive accelerated vesting on the termination date. If the total severance payments would cause an executive to become liable for golden parachute excise tax payments, then Wind River shall pay that executive’s excise tax liability and all other taxes associated with Wind River’s payment of the excise tax in order to leave the executive in the same after-tax position as if no excise tax had been imposed.

Vice Presidents’ Severance Benefit Plan.  In May 2001, the Compensation Committee of the Board of Directors adopted the Vice Presidents’ Severance Benefit Plan (the “Severance Plan”) to provide for the payment of severance benefits to certain eligible employees whose employment with Wind River is involuntarily terminated. Eligible employees under the Severance Plan are vice president level or above; however, the Chairman of the Board of Directors and the Chief Executive Officer are not eligible under the Severance Plan. Employees who are eligible for benefits under the Change of Control Plan are not eligible under the Severance Plan, with the result that the Severance Plan shall have no eligible employees for a period of 12 months following a “Change of Control” as such term is defined in the Change of Control Plan. The Severance Plan provides that Wind River will (i) make a cash lump sum payment equal to 52 weeks of base salary and (ii) pay the first twelve months COBRA continuation coverage premium on behalf of the employee, if the employee elects COBRA continuation coverage. All other non-health benefits will terminate as of the employee’s termination date. In order to receive benefits, an employee must execute a general waiver and release, as well as a non-competition agreement. Additionally, no employee is eligible for benefits under the Severance Plan if the employee is involuntarily terminated for reasons related to job performance or if the employee voluntarily terminates his or her employment, including by resignation, retirement or failure to return from a leave of absence as scheduled.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Loans to Officers

In September 1999, Wind River agreed to lend Mr. St. Dennis, its President and Chief Executive Officer, up to $2.4 million to purchase Wind River common stock, of which Mr. St. Dennis borrowed $1.9 million. The loan bears interest at the rate of 5.98% per annum, and has a nine-year term. The loan may be accelerated if certain events of default occur, including termination of Mr. St. Dennis’ employment with Wind River. As of April 30, 2003, principal and interest outstanding under the loan totaled $1,918,554.

Indemnification and Limitation of Director and Officer Liability

Wind River has entered into indemnity agreements with certain officers and directors which provide, among other things, that Wind River will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of Wind River, and otherwise to the full extent permitted under Delaware law and Wind River’s Amended and Restated Bylaws.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
ON EXECUTIVE COMPENSATION

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Wind River under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

The Board of Directors has delegated to the Compensation Committee of the Board of Directors (the “Committee”) the authority to establish and maintain the compensation programs for all employees, including executives. The Committee evaluates performance and determines compensation policies and levels for Wind River’s executive officers. The Committee is presently comprised of the three Non-Employee Directors named below, none of whom has any interlocking or other type of relationship that would call into question his independence as a Committee member.

The objectives of Wind River’s executive compensation policies are to attract, retain and reward executive officers who contribute to Wind River’s success, to align the financial interests of executive officers with the performance of Wind River, to strengthen the relationship between executive pay and stockholder value, to motivate executive officers to achieve Wind River’s business objectives and to reward individual performance. In carrying out these objectives, the Committee considers the level of compensation paid to executive officers in positions of companies similarly situated in size and products, the individual performance of each executive officer, corporate performance, and the responsibility and authority of each position relative to other positions within Wind River.

Executive compensation consists of base salary, cash awards under the management incentive bonus and other company bonus programs, and stock options. The Committee, working with an outside compensation consultant, has targeted executive officers’ base salaries at approximately the 50th percentile and cash bonuses at approximately the 60th percentile of companies in comparable industries with revenues of similar size and has targeted equity awards at the 60th percentile. The companies used for comparison purposes may, but need not be, included in the Nasdaq Computer and Data Processing Stocks Index. Each of these components is discussed in turn below.

Base Salary

In establishing base salaries for executive officers, the Committee considers the individual executive’s performance, level of responsibility, and comparative data as described above. Salaries for executives are reviewed on an annual basis using a subjective analysis of the executive’s individual performance, Wind River’s financial performance and changes in salary levels at comparable companies.

Management Incentive Bonus and Other Company Bonus Programs

The management incentive bonus program is designed to motivate Wind River’s executive officers by awarding cash bonuses based upon achievement of corporate performance targets. At the beginning of the fiscal year, corporate performance targets for Wind River are established, and the Committee sets a target bonus, as a percentage of base salary, for each executive. The determination of awards at the end of the fiscal year is based upon the extent to which the corporate performance targets are satisfied. The amount and nature of such targets may vary from year to year. No bonuses were paid under the management incentive bonus program for the fiscal year ended January 31, 2003. During fiscal 2003, the Board of Directors established a special limited bonus award program for key contributors throughout Wind River, for which all employees were eligible. Certain executive officers received bonus awards under such program in fiscal 2003.

Stock Options

The Equity Plans were established to provide executive officers with an opportunity to share, along with the stockholders of Wind River, in Wind River’s long-term performance. Beginning in fiscal 2003, stock options were generally granted with a three-year vesting schedule, such that the options become exercisable as to 50% of the shares thereunder after eighteen months from the date of grant and thereafter at a rate of 1/36 per month. Such options will generally expire five years from the date of grant. Previously stock options generally had a four-year vesting schedule and expired ten years from the date of grant. Certain stock options vest in accordance with corporate performance criteria established from time to time by the Committee. The exercise price of stock options is typically 100% of fair market value of the underlying stock on the date of grant. The Committee considers, periodically, the grant of stock-based compensation to all executive officers. Such grants are made on the basis of a subjective analysis of individual performance, Wind River’s financial performance, and the number of shares subject to the executive’s existing options, as well as whether the executive’s existing options are in-the-money or underwater.

Section 162(m) of the Code limits Wind River to a deduction for federal income tax purposes of no more than one million dollars paid to certain Named Executive Officers in a taxable year. Compensation above one million dollars may be deducted if it is “performance-based compensation” within the meaning of the Code. The Committee has determined that stock options granted under the Equity Plans with exercise prices at least equal to the fair market value of Wind River’s common stock on the date of grant shall be treated as “performance-based compensation.”

Chief Executive Officer Compensation

The base salary established for Mr. St. Dennis for fiscal year 2003 was determined based upon reference to external competitive pay practices, the above described compensation approach to executive officers and a subjective assessment by the Committee of Mr. St. Dennis’ performance. As a result of Wind River’s corporate performance during fiscal year 2003, Mr. St. Dennis did not receive a bonus for fiscal year 2003. However, in recognition of Mr. St. Dennis’ individual performance during difficult economic times, the Board of Directors granted Mr. St. Dennis an option to purchase 335,000 shares of common stock in July 2002.

COMPENSATION COMMITTEE OF THE
BOARD OF DIRECTORS

James W. Bagley
William B. Elmore
Grant M. Inman

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Wind River under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

The Audit Committee of the Board is composed of the three directors named below. Each member of the Committee is independent (as independence is defined in Rule 4200(a)(14) of the National Association of Securities Dealers, Inc. listing standards as applicable and as may be modified or supplemented).

The Audit Committee operates under a written charter that has been adopted by the Board. The Audit Committee is responsible for general oversight of Wind River’s auditing, accounting and financial reporting processes, its system of internal controls regarding finance, accounting, legal and ethical compliance and its reporting of financial reports and information to any governmental body or the public. Wind River’s management is responsible for maintaining Wind River’s internal controls and financial reporting process. The independent accountants are responsible for auditing Wind River’s annual financial statements.

In this context, the Audit Committee hereby reports as follows:

•	The Audit Committee has reviewed and discussed with management and the independent accountants Wind River’s audited consolidated financial statements contained in Wind River’s Annual Report on Form 10-K for the fiscal year ending January 31, 2003;

•	The Audit Committee has discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees);

•	The Audit Committee has received from the independent accountants, PricewaterhouseCoopers LLP, the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has discussed with PricewaterhouseCoopers LLP the independent accountants’ independence; and

•	The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

Based on the review and discussion referred to in the items set forth above, the Audit Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements be included in Wind River’s Annual Report on Form 10-K for fiscal 2003, for filing with the Securities and Exchange Commission. The Audit Committee has selected PricewaterhouseCoopers LLP as Wind River’s independent accountants for the fiscal year ending January 31, 2004.

This report is submitted by the Audit Committee.

AUDIT COMMITTEE OF THE
BOARD OF DIRECTORS

James W. Bagley
John C. Bolger
Grant M. Inman

PERFORMANCE MEASUREMENT COMPARISON

The material in this section is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Wind River under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

The following graph shows a comparison of cumulative returns for Wind River’s common stock, the Nasdaq Stock Market (United States) Index and the Nasdaq Computer and Data Processing Stocks Index on January 31, 1998, and at the end of fiscal years 1999 through 2003. The graph assumes an investment of $100 in each of Wind River’s common stock, Nasdaq Stock Market (United States) Index and Nasdaq Computer and Data Processing Stocks Index and that all dividends were reinvested.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG WIND RIVER SYSTEMS, INC.,
THE NASDAQ STOCK MARKET (U.S.) INDEX AND
THE NASDAQ COMPUTER & DATA PROCESSING INDEX

*	$100 invested on 1/31/98 in stock or index, including reinvestment of dividends. Fiscal year ending January 31.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Wind River’s directors and executive officers, and persons who own more than 10% of a registered class of Wind River’s equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Wind River. Officers, directors and greater than 10% stockholders are required by Securities and Exchange Commission regulations to furnish Wind River with copies of all Section 16(a) forms they file.

To Wind River’s knowledge, based solely on a review of the copies of such reports furnished to Wind River, during the fiscal year ended January 31, 2003, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Michael W. Zellner
Secretary

Alameda, California
May 16, 2003

500 WIND RIVER WAY
ALAMEDA, CA 94501

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Wind River Systems, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

THE INTERNET AND TELEPHONE VOTING FACILITIES WILL CLOSE AT 11:59 P.M. EASTERN STANDARD TIME ON JUNE 17, 2003. IF YOU HAVE VOTED OVER THE INTERNET OR BY TELEPHONE, DO NOT MAIL BACK YOUR PROXY CARD.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	WNDRV1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WIND RIVER SYSTEMS, INC.

The Board of Directors recommends a vote FOR the nominees listed below in Proposal 1 and FOR Proposal 2.

Vote On Directors

1.	To elect seven directors to serve until the next Annual Meeting of		For	Withhold	For All	To withhold authority to vote for any nominee,
	Stockholders and until their successors have been elected and		All	All	Except	mark “For All Except” and write the nominee’s
	qualified. The nominees are as follows:		|_|	|_|	|_|	number on the line below.
	(01) James W. Bagley	(05) Narendra K. Gupta
	(02) John C. Bolger	(06) Grant M. Inman
	(03) William B. Elmore	(07) Thomas St. Dennis
(04) Jerry L. Fiddler

Vote On Proposals		For	Against	Abstain

2.	To ratify the selection of PricewaterhouseCoopers LLP as the independent accountants for Wind River Systems, Inc. for the fiscal year ending January 31, 2004.	|_|	|_|	|_|

In their discretion, the holders of this proxy are authorized to vote at the Annual Meeting of Stockholders upon such other business that may properly come before the meeting or any continuations, adjournments or postponements thereof, with all powers that the undersigned would possess if personally present.

Please sign exactly as your name appears hereon. If the stock is registered in the name of two or more persons, each should sign. If signer is a corporation or partnership, sign in full corporate or partnership name by authorized officer or person. When signing as an attorney-in-fact, executor, administrator, trustee or guardian, include full title as such.

For address changes, please check this box and write them on the back where indicated		|_|

	Yes	No
HOUSEHOLDING ELECTION – Please indicate if you consent to receive certain future investor communications in a single package per household	|_|	|_|

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

WIND RIVER SYSTEMS, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 18, 2003

      The undersigned stockholder of Wind River Systems, Inc. hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated May 16, 2003, and hereby appoints Thomas St. Dennis and Marla Ann Stark, and each of them, as attorneys-in-fact and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Wind River Systems, Inc. that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Wind River Systems, Inc. to be held at 500 Wind River Way, Alameda, California on Wednesday, June 18, 2003, at 9:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions.

      UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH, FOR ANY AND ALL OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, THIS PROXY SHALL BE VOTED WITH DISCRETIONARY AUTHORITY.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(To be Signed on Reverse Side)